Exhibit 10.10

Beijing Juyuan Hanyang Heat Exchange Equipment Co. Ltd.

Share Transfer Agreement

Transferor: Hanyang International GmbH

Transferee: Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd.

     Beijing Juyuan Hanyang Heat Exchange Equipment Co. Ltd. (the "Joint Venture") is a Sino-foreign joint venture between Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd. (75% ownership) and Hanyang International GmbH (25% ownership) with a fully paid-in registered capital of RMB 10 million.

     Following friendly negotiation, the Transferor and the Transferee have reached the following agreement with respect to the transfer by the Transferor of its 25% equity interests in the Joint Venture to the Transferee:

Article I Basic Information of the Transferor and the Transferee

1. Transferor:

Name: Hanyang International GmbH

Authorized Representative: Yun Han

Title: General Manager

Nationality: Austria

2. Transferee:

Name: Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd.

Authorized Representative: Guohong Zhao

Title: Chairman

Nationality: P. R. China

Article II Transfer Shares and Purchase Price

     The Transferor agrees to transfer its 25% shares in the Joint Venture to the Transferee at the net purchase price of RMB 2.5 million; and the Transferee agrees to purchase the Transferor's 25% shares in the Joint Venture at the net purchase price of US $3.00 million.

Article III Payment of the Share Transfer Purchase Price

     Within 1 working day from the approval date of this transaction by the government authorities, the Transferee shall pay cash consideration of RMB 2.5 million to an account designated by the Transferor in writing.

Article IV Upon completion of the share transfer under this agreement, the Transferee will own 25% shares in the Joint Venture, and shall be entitled to, perform and assume all rights, obligations and liabilities provided in the articles of associations to the extent of its 25% equity interests in the Joint Venture. In addition, the Transferor relinquishes its right of recourse with respect to the undistributed profits accrued in 2010 but prior to the effective date of this share transfer agreement.

Article V The directors designated by the Transferor will resign from the board of the Joint Venture and the Transferee will appoint new directors to the board.

Article VI Damages for Breach of Contract

     If the parties breach any provisions of this agreement, the breached party shall be responsible for all related damages.

Article VII Dispute Resolution

Any dispute arising from or in connection with this agreement shall be resolved by friendly consultation; if the dispute cannot be resolved by friendly consultation, the dispute shall be submitted to Hangzhou Arbitration Commission for arbitration. The arbitration award rendered by the arbitration tribunal shall be final and binding upon both parties. PRC laws govern the validity, interpretation and performance of this agreement.

Article VIII This agreement is effective upon execution by both parties and approval by the competent government authorities.

Transferor: Hanyang International GmbH

Signature of authorized representative

Date: May 10, 2012

Transferee: Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd.

Signature of authorized representative

Date: May 10, 2012